FORM 3                 U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1.Name and Address of Reporting Person*  2. Date of Event        4.Issuer Name and Ticker or Trading Symbol
                                            Requiring Statement
                                            (Month/Day/Year)
Keith D. Newton                                01/2001              Ameri-First Financial Group, Inc. "AMFS"

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3.IRS or Social Security           5.Relationship of Reporting    6. If Amendment,        7.Individual or
  Number of                          Person to Issuer                Date of Original       Joint Group Filing
  Reporting Person (Voluntary)       (Check all applicable)         (Month/Day/Year)       (Check applicable line)
                                     x    Director
                                    -----
                                          10% Owner                                          X   Form filed by one
                                    -----                                                  ----- reporting person
                                     x    Officer (give Other
                                    -----          title below)                                  Form filed by more than
                                                                                           ----- one reporting person
                                    (Specify below)
                                    Secretary and Director
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(Street)

6060 N. Central Expressway
Suite 560 #7
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(City) Dallas   (State)  Table I - Non-Derivative Securities Beneficially Owned
(Zip)
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1. Title of Security    2.Amount of Securities   3. Ownership Form:                4. Nature of Indirect
   (Instr. 4)             Beneficially Owned        Direct (D) or Indirect (I)       Beneficial Ownership
                          (Instr. 4)                (Instr. 5)                      (Instr. 5)
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Common Stock                   80,000                     I                        Owned by Covenant Financial Corporation, of which
                                                                                   Mr. Newton serves as Secretary and Director
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v). (Over)

FORM 3 (continued) Table II - Derivative Securities Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

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1.Title of Derivative    2.Date Exercisable and   3. Title and Amount of      4.Conversion or     5.Ownership        6. Nature of
  Security (Instr. 4)      Expiration Date           Securities Underlying      exercise Price      Form of             Indirect
                           (Month/Day/Year)          Derivative Security        Security            Security:           Ownership
                                                                                                    Direct (D) or       (Instr. 5)
                             01/2001                                                                Indirect (I)
                                                                                                    (Instr. 5)
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                                                                            Amount or
                         Date           Expiration         Title            Number of
                         Exercisable    Date                                Shares
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Explanation of Responses:


                                           /s/ Keith D. Newton
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                                          **Signature of Reporting Person

Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.
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** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).